Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-230427, 333-257799 and 333-260479) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of Laredo Petroleum, Inc. of our report dated November 30, 2021, relating to the statement of revenues and direct operating expenses of the Glasscock Properties for the year ended December 31, 2020 appearing in this Current Report on Form 8-K/A of Laredo Petroleum, Inc.

/s/ Ernst & Young LLP

Dallas, Texas

December 8, 2021